Exhibit 10.1

Deal CUSIP 46122VAA5

Revolving Loan CUSIP 46122VAB3

Term Loan CUSIP 46122VAC1

CREDIT AGREEMENT

DATED AS OF NOVEMBER 8, 2013

AMONG

INVENTURE FOODS, INC.,

CERTAIN SUBSIDIARIES THEREOF,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

AND

U.S. BANK NATIONAL ASSOCIATION,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

i

3.6.	Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity	53

ARTICLE IV CONDITIONS PRECEDENT		54

4.1.	Effective Date	54
4.2.	Each Credit Extension	56

ARTICLE V REPRESENTATIONS AND WARRANTIES		57

5.1.	Existence and Standing	57
5.2.	Authorization and Validity	57
5.3.	No Conflict; Government Consent	57
5.4.	Financial Statements	58
5.5.	Material Adverse Change	58
5.6.	Taxes	58
5.7.	Litigation and Contingent Obligations	58
5.8.	Subsidiaries	59
5.9.	ERISA	59
5.10.	Accuracy of Information	59
5.11.	Regulation U	59
5.12.	Material Agreements	59
5.13.	Compliance With Laws	59
5.14.	Ownership of Properties	59
5.15.	Plan Assets; Prohibited Transactions	60
5.16.	Environmental Matters	60
5.17.	Investment Company Act	60
5.18.	Insurance	60
5.19.	Subordinated Indebtedness	60
5.20.	Solvency	60
5.21.	No Default	61
5.22.	Security Interests in Collateral	61
5.23.	Anti-Corruption Laws and Sanctions	61

ARTICLE VI COVENANTS		61

6.1.	Financial Reporting	61
6.2.	Use of Proceeds	63
6.3.	Notice of Material Events	63
6.4.	Conduct of Business	64
6.5.	Taxes	64
6.6.	Insurance	64
6.7.	Compliance with Laws and Material Contractual Obligations	65
6.8.	Maintenance of Properties	65
6.9.	Books and Records; Inspection	65
6.10.	Indebtedness	66
6.11.	Merger	67
6.12.	Sale of Assets	67
6.13.	Investments	68

6.14.	Acquisitions	69
6.15.	Liens	69
6.16.	Affiliates	71
6.17.	Subordinated Indebtedness	71
6.18.	TGI Friday’s License Agreement	71
6.19.	Sale of Accounts	71
6.20.	Sale and Leaseback Transactions	71
6.21.	Financial Contracts	71
6.22.	Restricted Payments	71
6.23.	Financial Covenants	72
6.24.	Further Assurances	73
6.25.	Anti-Corruption and Sanctions	74
6.26.	Post-Closing Covenant	74

ARTICLE VII DEFAULTS		74

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		77

8.1.	Acceleration; Remedies	77
8.2.	Application of Funds	78
8.3.	Amendments	78
8.4.	Preservation of Rights	79

ARTICLE IX GENERAL PROVISIONS		80

9.1.	Survival of Representations	80
9.2.	Governmental Regulation	80
9.3.	Headings	80
9.4.	Entire Agreement	80
9.5.	Several Obligations; Benefits of this Agreement	80
9.6.	Expenses; Indemnification	80
9.7.	Numbers of Documents	81
9.8.	Accounting	81
9.9.	Severability of Provisions	82
9.10.	Nonliability of Lenders	82
9.11.	Confidentiality	83
9.12.	Nonreliance	84
9.13.	Disclosure	84
9.14.	USA PATRIOT ACT NOTIFICATION	84
9.15.	Waiver of Each Borrower’s Rights Under Farm Credit Act	84

ARTICLE X THE ADMINISTRATIVE AGENT		84

10.1.	Appointment; Nature of Relationship	84
10.2.	Powers	85
10.3.	General Immunity	85
10.4.	No Responsibility for Loans, Recitals, etc.	85

10.5.	Action on Instructions of Lenders	85
10.6.	Employment of Administrative Agents and Counsel	86
10.7.	Reliance on Documents; Counsel	86
10.8.	Administrative Agent’s Reimbursement and Indemnification	86
10.9.	Notice of Event of Default	87
10.10.	Rights as a Lender	87
10.11.	Lender Credit Decision, Legal Representation	87
10.12.	Successor Administrative Agent	88
10.13.	Administrative Agent and Arranger Fees	88
10.14.	Delegation to Affiliates	89
10.15.	Execution of Collateral Documents	89
10.16.	Collateral Releases	89
10.17.	No Advisory or Fiduciary Responsibility; Syndication Agent, Documentation Agent, etc.	89

ARTICLE XI SETOFF; RATABLE PAYMENTS		90

11.1.	Setoff	90
11.2.	Ratable Payments	90

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		90

12.1.	Successors and Assigns	90
12.2.	Participations	91
12.3.	Assignments	92

ARTICLE XIII NOTICES; BORROWERS’ REPRESENTATIVE		94

13.1.	Notices; Effectiveness; Electronic Communication	94
13.2.	Borrowers’ Representative	95

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		96

14.1.	Counterparts; Effectiveness	96
14.2.	Electronic Execution of Assignments	96

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		96

15.1.	CHOICE OF LAW	96
15.2.	CONSENT TO JURISDICTION	96
15.3.	WAIVER OF JURY TRIAL	97

SCHEDULES

PRICING SCHEDULE

SCHEDULE 1 – Commitments

SCHEDULE 5.6 – Taxes

SCHEDULE 5.7 – Litigation

SCHEDULE 5.8 – Subsidiaries

SCHEDULE 5.13 – Compliance With Laws

SCHEDULE 6.16 – Affiliate Transactions

EXHIBITS

EXHIBIT A – [Intentionally Omitted]

EXHIBIT B – Form of Compliance Certificate

EXHIBIT C – Form of Assignment and Assumption Agreement

EXHIBIT D-1 – Form of Borrowing Notice

EXHIBIT D-2 – Form of Continuation/Conversion Notice

EXHIBIT D-3 – Form of Payment Notice

EXHIBIT E-1 – Form of Revolving Note

EXHIBIT E-2 – Form of Term Note

EXHIBIT F – List of Closing Documents

EXHIBIT G – Increasing Lender Supplement

EXHIBIT H – Augmenting Lender Supplement

EXHIBIT I – Form of Subsidiary Borrower Joinder

v

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of November 8, 2013, is among Inventure Foods, Inc., certain Subsidiaries thereof, the Lenders and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, limited liability company, or other Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other Person.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder of (i) Revolving Loans made by some or all of the Revolving Lenders, of the same Type, made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, and, in the case of Eurodollar Loans, for the same Interest Period, and (ii) a Term Loan made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be reduced or increased from time to time pursuant to the terms hereof.    As of the date of this Agreement, the Aggregate Commitment is $90,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the Eurodollar Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the Available Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank and its successors, in its capacity as Sole Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Augmenting Lender” is defined in Section 2.24.

“Authorized Officer” means, with respect to the Company or any other Borrower, any of the Chief Executive Officer, Chief Financial Officer, Corporate Controller or any other authorized officer of the Company that may be designated in writing by any of (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company, or (iii) an authorizing resolution of the governing body of the Company, in each case acting singly, with a copy of such writing to be delivered to the Administrative Agent, and with the Administrative Agent being entitled to fully rely on such written notice upon receipt thereof without independent investigation thereof.

“Available Aggregate Revolving Commitment” means, at any time, the aggregate Revolving Commitments of all Lenders then in effect minus the aggregate Revolving Exposure of all Lenders at such time.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes; provided, that any margin added to the Base Rate in request of a Swing Line Loan shall be such amount as agreed to by the applicable Borrower and the Swing Line Lender.

“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Base Rate.

“Borrowers” means the Company and each Subsidiary Borrower.

“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.  For the avoidance of doubt, Permitted Acquisitions shall not be deemed Capital Expenditures.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the principal amount of the obligations of such Person under Capitalized Leases which would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC

Issuer or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America of no more than one year in duration, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with any Lender (other than a Defaulting Lender) or with other commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.

“Cash Management Services” means any banking services that are provided to the Company or any Subsidiary of the Company by the Administrative Agent, the LC Issuer or any other Lender or any Affiliate of any of the foregoing, including without limitation:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means (a) as to the Company, (i) the Voting Stock of the Company shall cease to be publicly traded, or (ii) more than 50% of the Voting Stock of the Company is owned or Controlled, directly or indirectly by one Person or an affiliated group of Persons, and (b) as to each other Borrower, the Voting Stock or voting or controlling Equity Interest of such Borrower shall cease to be wholly owned by the Company, except as the result of a merger or asset consolidation with the Company (with the Company as the surviving entity) or another Borrower.

“Change in Law” is defined in Section 3.1.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means any and all Property owned by a Person covered by the Collateral Documents in which a security interest or Lien is or is required to be granted thereunder and any and all other Property of any Loan Party, now existing or hereafter acquired, that may be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Control Agreements, the IP Security Documents, and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, financing statements, Mortgages, assignments and deeds of trust whether heretofore, now, or hereafter executed by the Loan Parties or any of their Subsidiaries and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 8.1(a).

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, in an aggregate amount not exceeding the amount set forth for such Lender in Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(b) or as otherwise modified from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Company” means Inventure Foods, Inc., a Delaware corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense (including, without limitation, implicit interest expense on Capitalized Leases), (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash expenses, write-offs charges or losses incurred other than in the ordinary course of business, and (vi) non-cash expenses related to stock or equity based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, (5) non-recurring gains, (6) gains from the discontinuance of operations, and (7) gains arising from the sale of assets other than inventory in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the

Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.  Notwithstanding the foregoing or anything to the contrary set forth herein, Consolidated EBITDA, giving effect to the Project Freeze Acquisition, shall be deemed to equal the following amounts for the following quarters:  (i) for the quarter ended December 31, 2012, $6,272,000; (ii) for the quarter ended March 31, 2013, $4,769,000; (iii) for the quarter ended June 30, 2013, $5,026,000; and (iv) for the quarter ended September 30, 2013, $6,543,000.

“Consolidated Funded Indebtedness” means at any time the aggregate amount of Consolidated Indebtedness that is interest bearing, including, without limitation, Capitalized Leases, interest bearing accounts payable, and the undrawn amount of all outstanding letters of credit (including without limitation, any Facility LC issued under this Agreement).

“Consolidated Indebtedness” means at any time and without duplication the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period and without duplication, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.  For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis satisfactory to the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period; provided, that with respect to any Person in which the Company or any Subsidiary owns an Equity Interest but does not Control such Person (including, without limitation, a Person in which the Company or a Subsidiary owns 50% or less of the Equity Interests of such Person, or any Person constituting a joint venture), only cash income actually received by the Company or a Subsidiary from such Person by way of dividend or distribution shall be included as Consolidated Net Income for purposes hereof; provided, further, that such cash income shall not be included if such distribution or dividend was prohibited by or in contravention of applicable law, rule or regulation, the organizational documents of such Person, or any applicable agreement, document or instrument, at the time declared or paid.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in an account maintained by such Loan Party with such banking institution.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Daily Eurodollar Base Rate” means, with respect to a Swing Line Loan, the interest settlement rate for deposits in Dollars for one month appearing on Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on a Business Day, provided that, if Reuters Screen LIBOR01 (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Daily Eurodollar Base Rate for one month shall instead be the applicable interest settlement rate for deposits in Dollars for one month as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on a Business Day, provided that, if no such interest settlement rate is available to the Administrative Agent, the applicable Daily Eurodollar Base Rate for one month shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of U.S. Bank’s relevant Swing Line Loan and having a maturity equal to one month.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Daily Eurodollar Base Rate, such interest rate shall change as and when the Daily Eurodollar Base Rate shall change.

“Daily Eurodollar Loan” means a Swing Line Loan which, except as otherwise provided in Section 2.10, bears interest at the Daily Eurodollar Rate.

“Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Daily Eurodollar Base Rate, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two (2) Business Days after the date when due, (b) has notified the Company, the Administrative Agent, the LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a

Defaulting Lender (subject to Section 2.22 upon delivery of written notice of such determination to the Company, the LC Issuer, the Swing Line Lender and each Lender.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“ECP” means an “Eligible Contract Participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”).

“ECP Rules” has the meaning assigned to such term in the definition of “ECP.”

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) subject to the immediately following proviso, any other Person; provided, however, that unless approved by all Lenders, neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-

day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable interest settlement rate for deposits in Dollars appearing on Reuters Screen LIBOR01 (or on any successor or substitute page) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen LIBOR01 (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any ECP Rule (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuer, and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, the LC Issuer or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located or that are Other Connection Taxes, (ii) in the case of a Non-U.S. Lender, any withholding tax that (A) is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or (B) is attributable to the Non-U.S. Lender’s failure to comply with Section 3.5(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Term Loan Transactions” means (i) the term loan in the original principal amount of $2,400,000 made by U.S. Bank National Association in favor of La Cometa Properties, Inc. pursuant to the Loan Agreement (Term Loan) dated as of November 30, 2006 to which such parties are subject, (ii) the term loan in the original principal amount of $1,547,523.59 made by U.S. Bank National Association in favor of the Company and certain of its Subsidiaries pursuant to that certain Term Note B, dated as of August 14, 2013, which Term Note B was issued pursuant to the Loan and Security Agreement by and between such parties dated as of March 22, 2013, (iii) the term loan in the original principal amount of $4,000,000 made by U.S. Bank National Association in favor of the Company and certain of its Subsidiaries pursuant to that certain Term Note D, dated as of March 22, 2013, which Term Note D was issued pursuant to the Loan and Security Agreement by and between such parties dated as of March 22, 2013, (iv) each interest rate swap agreement in effect as of the Effective Date to which such term loans are subject, and (v) the agreements, documents and instruments delivered together with the foregoing loan agreements, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Extended Termination Date” is defined in Section 2.23(a).

“Extension” is defined in Section 2.23(a).

“Extension Amendments” is defined in Section 2.23(e).

“Extension Offer” is defined in Section 2.23(a).

“Facility LC” is defined in Section 2.19(a).

“Facility LC Application” is defined in Section 2.19(c).

“Facility LC Collateral Account” is defined in Section 2.19(k).

“Facility Termination Date” means November 8, 2018 or any later date as may be specified as the Facility Termination Date in accordance with Section 2.23 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Farm Credit System Institution” means any farm credit bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be subject to regulation by the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 8:00 a.m. (Pacific time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” is defined in Section 10.13.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Foreign Subsidiary” means a Subsidiary of the Company that is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to

Facility LCs issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be as of the date of any assignment thereto pursuant to Section 12.3 hereof) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guarantor” means the Company and each Subsidiary Borrower, and their respective successors and assigns.

“Guaranty” means that certain Guaranty dated as of the date hereof executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time subject to the terms hereof and thereof.

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Increasing Lender” is defined in Section 2.24.

“Incremental Term Loan” is defined in Section 2.24.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services including, without limitation, earnouts (other than accounts payable and accrued expenses arising in the ordinary course of such Person’s business (provided, however, that no such accounts payable and accrued expenses may be outstanding for more than 90 days from the date of the applicable invoice), (iii) obligations, whether or not assumed, secured by mortgages, Liens or other security interests upon Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one week (with the understanding that the Eurodollar Rate for such period shall be based on a one month Eurodollar Rate) or one (1), two (2), three (3) or six (6) months (or twelve (12) months if approved by all Lenders) commencing on a Business Day selected by the Company pursuant to this Agreement.  Such Interest Period shall end at the end of such week for a one-week Interest Period, and shall otherwise end on the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months (or, if applicable, twelve (12) month) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, twelfth) succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities or Equity Interests (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IP Security Documents” means all patent, trademark and copyright security agreements requested by the Administrative Agent to be delivered by the Loan Parties to grant a Lien upon and/or perfect a Lien upon the patents, trademarks, copyrights or other intellectual property of the Loan Parties, all of which shall be in a form appropriate for recordation with the applicable federal office or other applicable governmental office.

“LC Fee” is defined in Section 2.19.

“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Net Funded Debt outstanding on such date to (ii) Consolidated EBITDA for the Company’s then most-recently ended four (4) fiscal quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Guaranty, any Note or Notes executed by the Company or any other Borrower in connection with this Agreement and payable to a Lender, the Fee Letter, and any other document or agreement, now or in the future, executed by the Company or any other Loan Party for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrowers and the Guarantors.

“Loans” means Revolving Loans, and Term Loans and Swing Line Loans.

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $3,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than inventory in the ordinary course of business) that yields gross proceeds to the Company or any of its Subsidiaries in excess of $1,000,000.

“Material Indebtedness” means (x) Indebtedness of the Company or any Subsidiary in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars) and (y) all Indebtedness arising in respect of the Existing Term Loan Transactions.

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuer in their sole discretion.

“Minimum Extension Condition” is defined in Section 2.23(d).

“Modify” and “Modification” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Funded Debt” means, for any date of determination, the excess of Consolidated Funded Indebtedness over the Company’s and its Subsidiaries, cash and Cash Equivalent Investments; provided, that the aggregate of such cash and Cash Equivalent Investments shall at no time exceed $500,000 for purposes hereof.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii)  any insurance proceeds received in cash and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments received in cash, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (in the case of fees, other than to Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Company and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.13(d).

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, (ii) all LC Obligations, (iii) all obligations in connection with Cash Management Services and all Rate Management Obligations, in each case to the extent provided by the Administrative Agent, the LC Issuer, any Lender or any Affiliate of the foregoing, (iv) all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents; provided, that “Obligations” shall exclude all Excluded Swap Obligations.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to each Lender or applicable Lending Installation, the LC Issuer, and the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Exposure outstanding at such time plus (ii) the outstanding principal amount of its Term Loans outstanding at such time.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

“Payment Date” means the last day of each calendar quarter, provided, that if such day is not a Business Day, the Payment Date shall be the immediately preceding Business Day.

“Payment Notice” is defined in Section 2.7(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means the Project Freeze Acquisition and any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in substantially the same line of business or is in a similar line of business as the Company’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) at least 10 days prior to the date on which such Acquisition is to be consummated, the Company shall have furnished to the Administrative Agent a certificate, demonstrating in reasonable detail, pro forma compliance with the financial covenants contained in Section 6.23(a) and (b) for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any ERISA Affiliate has any liability.

“Prepayment Event” means (i) any sale, transfer or other disposition of any property or asset of any Loan Party (other than dispositions described in Section 6.12(a), (b), (c)(i), (c)(ii), (e), (f), (g) or (h)), or (ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged by them to any customer), changing when and as said prime rate changes.

“Project Freeze Acquisition” means the Acquisition by Borrower of substantially all of the assets of Fresh Frozen Foods, LLC, which Acquisition is being effected pursuant to the Project Freeze Purchase Agreement.

“Project Freeze Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 8, 2013 by and between the Company, FFF Acquisition Sub, Inc. and Fresh Frozen Foods, LLC, together with all exhibits and schedules thereto.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, (a) with respect to Revolving Loans, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Revolving Commitment of all Revolving Lenders, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Revolving Exposure at such time by (b) the aggregate Revolving Exposure of all Lenders at such time; provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Revolving Commitments of all Revolving Lenders (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (except that no Lender is required to fund or participate in Revolving Loans, Swing Line Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Swing Line Loans and Facility LCs would exceed the amount of its Revolving Commitment (determined as though no Defaulting Lender existed)) and (b) with respect to Term Loans, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Purchasers” is defined in Section 12.3(a).

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reference Period” has the meaning set forth in Consolidated EBITDA.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease and any synthetic lease.

“Reports” is defined in Section 9.6(a).

“Required Lenders” means Lenders which in the aggregate have greater than 50% of the Aggregate Commitment and the aggregate outstanding principal amount of the Term Loans, or,

if the Aggregate Commitment has been terminated, Lenders which in the aggregate hold greater than 50% of the Aggregate Outstanding Credit Exposure; provided, that at any time there are two or more Lenders hereunder that are not Affiliates, at least two of such Lenders must be included in any determination of Required Lenders.  The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall, in each case, be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Company or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of the Company, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to (a) Section 2.7 and (b) assignments by or to such Lender pursuant to Section 12.3(b).  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(b) or as otherwise modified from time to time pursuant to the terms hereof.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitment is $30,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof).

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations, including, without limitation, obligations in respect of Cash Management Services and Rate Management Obligations (but excluding, for the avoidance of doubt, all Excluded Swap Obligations), in each case owing to the Administrative Agent, the LC Issuer, one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Security Agreement dated as of the date hereof by and among the Loan Parties and the Administrative Agent, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.

“Solvent” means, with respect to any Person, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

“Stated Rate” is defined in Section 2.21.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent and none of the principal of which is payable until at least 180 days after the Facility Termination Date.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means each of La Cometa Properties, Inc., an Arizona corporation, Poore Brothers — Bluffton, LLC, a Delaware limited liability company, Tejas PB Distributing, Inc., an Arizona corporation, Boulder Natural Foods, Inc., an Arizona corporation, BN Foods, Inc., a Colorado corporation, Rader Farms, Inc., a Delaware corporation, Willamette Valley Fruit Company, a Delaware corporation, FFF Acquisition Sub, Inc., a Delaware corporation, and each other Subsidiary which becomes a Subsidiary Borrower pursuant to Section 6.24.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10.00% of the consolidated total assets of the Company and its Subsidiaries taken as a whole or Property which is responsible for more than 10.00% of the Consolidated Net Income of the Company and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Swing Line Loans” is defined in Section 2.4(b).

“Swing Line Borrowing Notice” is defined in Section 2.4(b).

“Swing Line Lender” means U.S. Bank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to a Borrower by the Swing Line Lender pursuant to Section 2.4.

“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrowers at any one time, which, as of the date of this Agreement, is $10,000,000.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth in Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(b) or as otherwise modified from time to time pursuant to the terms hereof and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $60,000,000 on the date of this Agreement.  After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment (including, without limitation, for purposes of determining “Required Lenders” hereunder and notwithstanding Section 2.7(a)(i) hereof) shall refer to that Term Lender’s Pro Rata Share of the Term Loans.

“Term Loans” means the Term Loans extended by the Lenders to the Company pursuant to Section 2.1(b).

“TGI Friday’s License Agreement” means the license agreement between the Company and TGI Friday’s, as disclosed to the Administrative Agent prior to the Effective Date, and as the same may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that no such amendment, restatement, supplement or other modification shall be adverse in any material respect to the Administrative Agent or the Lenders.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code, from time to time in effect in the State of Arizona.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Working Capital” means, as of any date, the excess of current assets (other than cash, cash equivalents and deferred tax assets) of the Company and its Subsidiaries on such date over current liabilities (other than deferred tax liabilities and the current portion of Consolidated Funded Indebtedness or long-term liabilities) of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurodollar Advance”) or by Class and Type (e.g., a “Eurodollar Revolving Advance”).

ARTICLE II

THE CREDITS

2.1.                            Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make (a) Revolving Loans to the Borrowers and participate in Facility LCs issued upon the request of the applicable Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Revolving Exposures shall not exceed its Revolving Commitment and (ii) the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments and (b) a Term Loan to the Company on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2.                            Required Payments; Termination.  If at any time the amount of (a) the aggregate Revolving Exposure exceeds the aggregate Revolving Commitment or (b) Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrowers shall immediately make a payment on the Obligations sufficient to eliminate such excess.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations (other than Cash Management Services and Rate Management Obligations) shall be paid in full by the Borrowers on the Facility Termination Date.

2.3.                            Ratable Loans; Types of Advances. Each Revolving Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares.  The Revolving Advances may be Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.  Each Term Loan Advance hereunder shall consist of Term Loans made from the several Term Lenders ratably according to their Pro Rata Shares on the Effective Date.  The Term Loan Advances may be Base Rate Advances or Eurodollar Advances.

2.4.                            Swing Line Loans.

(a)                                 Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, at its option, or shall, in respect of Sweep Swing Line Loans, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to each Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Revolving Commitment at such time.  Subject to the terms of this Agreement (including, without limitation the discretion of the Swing Line Lender), the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

(b)                                 Borrowing Notice; Sweep Swing Line Loans.  In order to borrow a Swing Line Loan, a Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 10:00 a.m. (Pacific time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan.  Swing Line Loans also shall be borrowed (or reborrowed) on an automatic basis on behalf of any Borrower at the end of any Business Day on which there are insufficient funds in the general deposit account of such Borrower at the Swing Line Lender (such Swing Line Loans, the “Sweep Swing Line Loans”).  The amount of any such Sweep Swing Line Loan shall be equal to the amount that will bring the collected balance of the account up to zero at the end of the Business Day, subject to the provisions of Section 2.4(a).

(c)                                  Making of Swing Line Loans; Participations.  Not later than 12:00 noon (Pacific time) on the applicable Borrowing Date (or at the end of any Business Day in respect of any Sweep Swing Line Loan), the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will promptly make the funds so received from the

Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address (or, in respect of a Sweep Swing Line Loan, to the applicable Borrower’s general deposit account).  Each time that a Swing Line Loan is made by the Swing Line Lender pursuant to this Section 2.4(c), the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender, a participation in such Swing Line Loan in proportion to its Pro Rata Share.

(d)                                 Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the applicable Borrower on the date selected by the Administrative Agent; provided, that Sweep Swing Line Loans shall be prepaid on an automatic basis on behalf of a Borrower at the end of any Business Day on which there is a positive collected balance in any Borrower’s general deposit account(s) with the Swing Line Lender by means of a debit to such account (and if not so prepaid because there is no positive collected balance in such account, any outstanding Swing Line Loans shall be paid as described in this Section 2.10(d)).  The amount of any such prepayment shall be equal to the amount that will bring the collected balance of said account down to zero at the end of such Business Day.  In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than 10:00 a.m. (Pacific time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5.                            Commitment Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.  Swing Line Loans shall not count as usage of the Revolving Commitments for the purpose of calculating the commitment fee due hereunder.

2.6.                            Minimum Amount of Each Revolving Advance.  Each Eurodollar Revolving Advance shall be in the minimum amount of $100,000 and incremental amounts in integral multiples of $10,000, and each Base Rate Revolving Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $100,000 and incremental amounts in integral multiples of $10,000, provided, however, that any Revolving Advance may be in the amount of the Available Aggregate Revolving Commitment.

2.7.                            Termination and Reduction of Commitments; Optional Principal Payments; Mandatory Prepayments.

(a)                                 Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Effective Date immediately after funding of the Term Loan and (ii) all other Commitments shall terminate on the Facility Termination Date.

(b)                                 The Company may permanently reduce the aggregate Revolving Commitment of the Revolving Lenders in whole, or in part ratably among the Lenders in a minimum aggregate amount of $500,000 or in greater integral multiples of $100,000, without penalty or premium, except as otherwise provided herein, upon at least three (3) Business Days’ prior written notice to the Administrative Agent in the form of Exhibit D-3 (a “Payment Notice”), which notice shall specify the amount of any such reduction, provided, however, that the amount of the aggregate Revolving Commitment of the Revolving Lenders may not be reduced below the aggregate Revolving Exposure.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder with respect to the amount terminated.  The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $100,000 and incremental amounts in integral multiples of $10,000 (or the aggregate amount of the outstanding Revolving Loans at such time), any portion of the aggregate outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice by 10:00 a.m. (Pacific time) to the Administrative Agent.  Each Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 10:00 a.m. (Pacific time) on the date of repayment; provided, that Sweep Swing Line Loans shall be automatically paid as contemplated by Section 2.6.  The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $100,000 and incremental amounts in integral multiples of $10,000 (or the aggregate amount of the outstanding Revolving Loans at such time), any portion of the aggregate outstanding Eurodollar Advances upon delivery of a Payment Notice by 10:00 a.m. (Pacific time) to the Administrative Agent at least two (2) Business Days prior to such repayment.  All voluntary prepayments of Term Loans pursuant to this Section 2.7 shall be applied to prepay the Term Loans in inverse order of maturity.

(c)                                  In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of clause (i) of the definition of “Prepayment Event” in excess of $750,000 in the aggregate in any fiscal year, or in respect of clause (ii) of the definition of “Prepayment Event” in excess of $750,000 in the aggregate in any fiscal year, the Borrowers shall, promptly, but in any event within three (3) Business Days, after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.7(e) below in an aggregate amount equal to 100% of such Net Proceeds in excess of $750,000, provided that, in the case of any event described in clause (i) or (ii) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer on behalf of the Company to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible or intangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied unless such 180-day period is extended by the Administrative Agent.

(d)                                 Within three (3) Business Day after receipt by the Company or any Subsidiary of any Net Proceeds from any issuance of Equity Interests (including the receipt of any capital contributions by the Company but excluding the issuance of Equity Interests by Subsidiaries to the Company or other Subsidiaries), if the Leverage Ratio, giving pro forma effect to such issuance, is greater than 2.00 to 1.00, the Borrowers shall prepay the Obligations as set forth in Section 2.7(e) below in an aggregate amount equal to 50% of such Net Proceeds.

(e)                                  All such amounts paid pursuant to Section 2.7(c) and (d) shall be applied to prepay the Term Loans (to be applied to installments of the Term Loans in inverse order of maturity).  Once an amount is applied against an installment, that portion of such installment shall no longer be required to be paid on the applicable Payment Date.  Subsequent to the repayment of all Term Loans, such amounts shall be applied to repay then outstanding Revolving Loans (without any corresponding reduction in Revolving Commitments).

2.8.                            Method of Selecting Types and Interest Periods for New Revolving Advances.  The Company shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  For Revolving Loans, the Company shall give the Administrative Agent irrevocable notice in the form of Exhibit D-1 (a “Borrowing Notice”) not later than 10:00 a.m. (Pacific time) on (i) the Borrowing Date of each Base Rate Revolving Advance (other than a Swing Line Loan), or (ii) two (2) Business Days before the Borrowing Date for each Eurodollar Revolving Advance, specifying:

(i)                                     the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                  the aggregate amount of such Advance, and

(iii)                               the Type of Advance selected, and

(iv)                              if applicable, the Interest Period.

Not later than 12:00 noon (Pacific time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.

2.9.                            Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods.  Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be continued as a Eurodollar Rate Advance with the same Interest Period unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Base Rate Advance.  Subject to the terms of Section 2.6, the applicable Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance or all or any part of a Eurodollar Advance into a Base Rate Advance.  The applicable Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurodollar Advance, conversion of a Eurodollar Advance to a Base Rate Advance, or continuation of a Eurodollar Advance not later than 10:00 a.m. (Pacific time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)                                     the requested date, which shall be a Business Day, of such conversion or continuation, and

(ii)                                  the amount of such Advance which is to be converted into a Base Rate Advance or Eurodollar Advance, as applicable, or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto, if any.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than six (6) Interest Periods in effect hereunder.  Each continuation or conversion from a Base Rate Advance into a Eurodollar Advance shall be in the minimum amount of $100,000.

2.10.                     Interest Rates.  Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the Borrower’s option, the Base Rate for such day or the Daily Eurodollar Rate, in each case together with any margin added thereto as may be agreed upon by the applicable Borrower and the Swing Line Lender.  Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or change in Applicable Margin.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule.  No Interest Period may end after the Facility Termination Date.

2.11.                     Rates Applicable After Event of Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Administrative Agent and the Required Lenders may, at their option, by notice to the Company (which notice (and implementation) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of an Event of Default, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, and (iii) the LC Fee shall be increased by 2.00% per annum.  After an Event of Default has been cured or waived to the satisfaction of the Required Lenders, the interest rate applicable to Advances and the LC Fee shall revert to the rates applicable prior to the occurrence of such Event of Default (provided no other Event of Default exists).

2.12.                     Method of Payment; Repayment of Term Loans.

(a)                                 All payments of the Obligations hereunder and under the Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers, by 12:00 noon (Pacific time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of any Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrowers to the LC Issuer pursuant to Section 2.19.

(b)                                 The Borrowers hereby jointly and severally unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Facility Termination Date.   The Company shall make principal payments in respect of the Term Loans on each Payment Date in an amount equal to (x) $1,275,000 for the first eight Payment Dates to occur after the Effective Date (with the first such principal payment being made on December 31, 2013, (y) $1,500,000 for the ninth through (and including) sixteenth Payment Dates to occur after the Effective Date, and (z) $1,875,000 for each Payment Date thereafter.  To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Company on the Facility Termination Date.

2.13.                     Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)                                 Any Lender (including the Swing Line Lender) may request that its Loans be evidenced by a promissory note representing its Revolving Loans, Swing Line Loans and Term Loans, respectively, substantially in the form of Exhibit E-1 or E-2, as applicable (with appropriate changes for notes evidencing Swing Line Loans) (each a “Note”).  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.

2.14.                     Telephonic Notices.  Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of

Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer of the applicable Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically by an Authorized Officer of the applicable Borrower.  The applicable Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.

2.15.                     Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued pursuant to Section 2.11 shall be payable on demand.  Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Base Rate Loans determined using the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next Business Day, provided, however, that if such next Business Day is in the next calendar month, any such payment shall be due on the immediately preceding Business Day.

2.16.                     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Payment Notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.                     Lending Installations.  Each Lender may book its Advances and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.                     Non-Receipt of Funds by the Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by such Borrower, the interest rate applicable to the relevant Loan.

2.19.                     Facility LCs.

(a)                                 Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the applicable Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $2,000,000 and (ii) the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.  No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one (1) year after its issuance; provided, that any Facility LC may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the LC Issuer pursuant to which the expiration date of such Facility LC shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date set forth in clause (x) above), provided, further, that the expiry date of any Facility LC may be up to one (1) year later than the fifth Business Day prior to the Facility Termination Date if the applicable Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms reasonably satisfactory to the Administrative Agent in an amount equal to 100% of the LC Obligations with respect to such Facility LC.

(b)                                 Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)                                  Notice.  Subject to Section 2.19, the applicable Borrower shall give the Administrative Agent notice prior to 8:00 a.m. (Pacific time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Issuer and each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be consistent with this Agreement and otherwise reasonably satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived.  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)                                 LC Fees.  The Borrowers shall pay, on a joint and several basis, to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”).  The Borrowers shall also pay, on a joint and several basis, to the LC Issuer for its own account (x) a fronting fee in an amount to be agreed to by the Company and the LC Issuer, such fee to be payable in arrears on each Payment Date and (y) on demand, all amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.

(e)                                  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to each Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 9:00 a.m. (Pacific time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   Reimbursement by Borrowers.  The Borrowers jointly and severally shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrowers nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the applicable Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% per annum plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date.  The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19(e).  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the applicable Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(g)                                  Obligations Absolute.  The Borrowers’ obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or any Lender under any liability to the Borrowers.  Nothing in this Section 2.19(g) is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h)                                 Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)                                     Indemnification.  The Borrowers jointly and severally hereby agree to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable and documented costs or expenses (including reasonable and documented counsel fees and disbursements) which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, reasonably satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of any Borrower or any Lender or the LC Issuer under any other provision of this Agreement.

(j)                                    Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

(k)                                 Facility LC Collateral Account.  Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of the applicable Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days.  Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require the applicable Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

(l)                                     Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.                     Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan, reimburse the

LC Issuer pursuant to Section 2.19(e) or the Swing Line Lender pursuant to Section 2.4(d) or declines to approve an amendment or waiver that is approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Company may, at its expense, elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity (which may be another non-Defaulting Lender) that is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Company or the applicable Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the applicable Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.

2.21.                     Limitation of Interest.  Each Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable usury laws.  Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls.  As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations and this Agreement.  In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations and this Agreement at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer and Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account (including the Facility LC Collateral Account) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposure of such Lenders to the Revolving Exposure of all Revolving Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).

(C)                               With respect to any commitment fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall jointly and severally (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers jointly and severally shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the LC Issuer’s Fronting Exposure, in accordance with the procedures set forth in Section 2.22(d).

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swing Line Lender and the LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Facility LCs.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the LC Issuer shall not be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the LC Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                                     Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers jointly and severally will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(iii)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.23.                     Extensions of Commitments.

(a)                                 The Company may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Commitments or Term Loans to extend the Facility Termination Date, and otherwise modify the terms of such Commitments, Term Loans or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments, Term Loans or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender.  In connection with each Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Facility Termination Date of the requested new termination date for the extended Commitments or Term Loans (each an “Extended Termination Date”) and the due date for Lender responses.  In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension, and the Facility Termination Date originally set forth herein shall remain the Facility Termination Date with respect to each such Lender.

(b)                                 Each Extension shall be subject to the following:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)                                  except as to interest rates, fees, maturity date and termination date, the Commitment or Term Loans of any Lender extended pursuant to any Extension shall have the same terms as the Commitments or Term Loans of the Lenders that did not agree to the Extension Offer;

(iii)                               the final termination date or maturity date of the Commitments or Term Loans to be extended pursuant to an Extension shall be later than the final termination date of the Commitments of the Lenders that did not agree to the Extension Offer;

(iv)                              if the aggregate amount of Commitments or Term Loans in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments or Term Loans offered to be extended by the Company pursuant to the relevant Extension Offer, then such Commitments or Term Loans shall be extended ratably up to such maximum amount based on the relative Commitments or Term Loans of the Lenders that accepted such Extension Offer;

(v)                                 all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vi)                              any applicable Minimum Extension Condition shall be satisfied; and

(vii)                           no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 both immediately before and immediately after giving effect to such Extension shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed on behalf of the Company by an Authorized Officer thereof.

(c)                                  If at the time any Extension of Commitments (as so extended, “Current Extension Commitments”) becomes effective, there will be Commitments or Revolving Loans attributable to a prior Extension that will remain outstanding (collectively, the “Prior Extension Commitments”), then, if the interest rate spread applicable to any such Current Extension Commitments exceeds the interest rate spread applicable to such Prior Extension Commitments by more than 0.25%, then the interest rate spread applicable to such Prior Extension Commitments shall be increased so that it equals the interest rate spread applicable to the Current Extension Commitments (calculated as provided above).

(d)                                 The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $10,000,000, unless another amount is agreed to by the Administrative Agent).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments or Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Commitments, Term Loans or Revolving Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments, Term Loans or Revolving Loans of Lenders that did not extend their Commitments or Term Loans, in each case as is set forth in the relevant Extension Offer.

(e)                                  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments, Term Loans and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23, which such new classes of Commitments, Term Loans and Revolving Loans shall be subject to the same representations, warranties, covenants, and Events of Default set forth herein unless otherwise agreed by the Required Lenders.  Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.23 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall, subject to the limitations set forth in Section 2.23(b) above, be permitted to enter into such amendments with the Company in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Company unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Company by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Company, any Subsidiary and any other Loan Party shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.23.

(f)                                   In connection with any Extension, the Company shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent or the Required Lenders to accomplish the purposes of this Section 2.23.

2.24.                     Increase Option.  The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of additional Term Loans (each an “Incremental Term Loan”), in each case in a minimum increment of $5,000,000 (or such lower amount as the Company and the Administrative Agent agree upon), so long as, after giving effect thereto, the aggregate amount of all such increases and Incremental Term Loans does not exceed $25,000,000.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company, the Administrative Agent, and, in the case of additional Revolving Commitments, the LC Issuer, in each case not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto.  No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loans pursuant to this Section 2.24.  No Lender shall be required to participate in any increase under this Section 2.24.  Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.24 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in clauses (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.23(a) and (b) and (ii) the Administrative Agent shall have received documents consistent with those delivered on the date hereof as to the corporate power and authority of the Company and the corporate and limited liability company power of the other Borrowers to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel, affirmations of Loan Documents and updated financial projections, reasonably acceptable to the Administrative Agent, demonstrating the Company’s anticipated compliance with Section 6.23(a) and (b) through the Facility Termination Date).  On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, in accordance with the requirements of Section 2.3).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.  On the effective date of the issuance of the Incremental Term Loans, each Term Lender that has agreed to extend such an Incremental Term Loan shall make its ratable share thereof available to the Administrative Agent, for remittance to the applicable Borrower, on the terms and conditions specified by the Administrative Agent at such time.  All increased or additional Commitments, Loans and Obligations shall be subject to the same term and conditions set forth in the Loan Documents as all pre-existing Commitments, Loans and Obligations (including, without limitation, (i) all representations, warranties, covenants, and Events of Default, (ii) the same Facility Termination Date, (iii) the same Collateral, and (iv) ranking pari passu with all other Loans and Obligations); provided, however, that the Applicable Margin for any Loan and related Commitment subject to an increase or addition hereunder may be greater than the Applicable Margin for any existing Loan and related Commitment.

2.25.                     Returned Payments.   If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.25 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.25 shall survive the termination of this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.                            Yield Protection.  If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:

(a)                                 subjects any Lender or any applicable Lending Installation, the LC Issuer, or the Administrative Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes, (iii) Connection Income Taxes and (iv) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances and Daily Eurodollar Loans), or

(c)                                  imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or Daily Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Daily Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Daily Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or of issuing or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) Business Days after demand by such Person, the Borrowers jointly and severally shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

3.2.                            Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation or holding company controlling such Lender or the LC Issuer is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) Business Days after demand by such Lender or the LC Issuer, the Borrowers jointly and severally shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.

3.3.                            Availability of Types of Advances; Adequacy of Interest Rate.  If the Administrative Agent and the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans is not ascertainable or the Required Lenders notify the Administrative Agent that the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans does not adequately and fairly reflect the cost of making or maintaining Eurodollar Advances or Daily Eurodollar Loans, then the Administrative Agent shall suspend the availability of Eurodollar Advances or Daily Eurodollar Loans and require any affected Eurodollar Advances or Daily Eurodollar Loans to be repaid or converted to Base Rate Advances at the end of the then applicable Interest Period (subject to the payment of any funding indemnification amounts required by Section 3.4).

3.4.                            Funding Indemnification.  If (a) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurodollar Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, (c) a Eurodollar Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the applicable Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurodollar Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.20, the Borrowers jointly and severally will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment.  The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, each Borrower agrees that Interest Differential shall not be discounted to its present value.

3.5.                            Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender, the LC Issuer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Without duplication of amounts paid under clause (a) above, the Loan Parties shall indemnify any Lender, the LC Issuer or the Administrative Agent, within fifteen (15) Business Days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender, the LC Issuer or the Administrative Agent or withheld or deducted from a payment to such Lender, the LC Issuer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) Business Days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the

Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent at such time, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i)  in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)  any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent two copies (or a number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If any party determines in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party in respect thereof and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     For purposes of Section 3.5(d) and (f), the term “Lender” includes the LC Issuer.

3.6.                            Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans or Daily Eurodollar Loans (in the case of the Swing Line Lender) to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances or Daily Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan or Daily Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan and the Swing Line Lender funded its Daily Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate or Daily Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) Business Days after demand after receipt by the Company of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.                            Effective Date.  The rights and obligations of the parties hereunder will not become effective until the date on which each of the following conditions is satisfied or waived by the Administrative Agent:

(a)                                 The Administrative Agent shall have received executed counterparts of this Agreement and the Security Agreement on the Effective Date, the IP Security Documents to be executed upon the Effective Date, and the Guaranty.

(b)                                 The Administrative Agent shall have received a certificate, signed by an Authorized Officer on behalf of the Company, stating that as of the date hereof (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)                                  The Administrative Agent shall have received a written opinion of Osborn Maledon, P.A., local counsel to the Borrowers and their Subsidiaries, in each case addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(e)                                  The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the initial Loan Parties, and the authorization of the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit F.

(f)                                   The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section

6.15 or discharged on or prior to the date hereof pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)                                  The Administrative Agent shall have received:  (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrowers can repay their debts and satisfy their other obligations as and when they become due, and can comply with the financial covenants set forth in Section 6.23, (ii) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended on or about June 30, 2013, and (iv) audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended 2010, 2011 and 2012.

(h)                                 There shall not have occurred a material adverse change in the business, Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole since December 31, 2012.

(i)                                     If the initial Credit Extensions include the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.

(j)                                    The Administrative Agent shall have received evidence reasonably satisfactory to it that any credit facility currently in effect for the Company or any Subsidiary thereof (other than the facility evidenced by this Agreement and for Indebtedness otherwise permitted by Section 6.10 of this Agreement) shall be terminated and cancelled and all Indebtedness thereunder shall be fully repaid (except to the extent being so repaid with the initial Loans) and any and all Liens thereunder shall be terminated and released concurrent with being so repaid (including with the initial Loans).

(k)                                 The Administrative Agent shall have received written evidence reasonably satisfactory to it of the Leverage Ratio as of the Effective Date of the Company and its Subsidiaries (calculated using pro forma adjusted Consolidated EBITDA giving effect to the transactions to be consummated on the Effective Date).

(l)                                     The Administrative Agent shall have received evidence of all governmental (if any), equity holder and material third party consents and approvals necessary in connection with the contemplated financing and the Project Freeze Acquisition and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Company and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(m)                             No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Company or any Subsidiary, threatened in writing in any court or before any arbitrator or Governmental Authority that seeks to enjoin or delay the consummation of the Project Freeze Acquisition, the making of the initial Credit Extensions hereunder or that otherwise would result in a Material Adverse Effect.

(n)                                 The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(o)                                 There shall exist no Default or Event of Default, nor would a Default or Event of Default result from the initial Credit Extension or the consummation of the Project Freeze Acquisition.

(p)                                 Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.15), shall be in proper form for filing, registration or recordation.

(q)                                 The Administrative Agent shall have received a certificate, signed by an Authorized Officer on behalf of the Company, stating that as of the Effective Date (after giving effect to the financing contemplated hereby), the Company and its Subsidiaries are Solvent on a consolidated basis.

(r)                        The final terms and conditions of each aspect of the Project Freeze Acquisition shall be satisfactory to the Administrative Agent, the Project Freeze Purchase Agreement shall be satisfactory to the Administrative Agent and shall provide for a maximum acquisition consideration of $40,000,000 plus any working capital and earnout adjustments and payments provided for under the Project Freeze Purchase Agreement plus transaction costs, and the Company has delivered to the Administrative Agent a certificate signed by an Authorized Officer (i) attaching a final and executed copy of the Project Freeze Purchase Agreement (together with all amendments, modifications, supplements and schedules attached thereto) and (ii) confirming that the Project Freeze Acquisition will be consummated in accordance with the terms of the Project Freeze Purchase Agreement substantially contemporaneously with the making of the initial Loans hereunder.

(s)                       The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.  All of the foregoing may be funded from the proceeds of the initial Loans.

4.2.                            Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Section 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)                                 There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)                                 The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated

to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders as follows:

5.1.                            Existence and Standing.  Each of the Company and each Subsidiary is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company authority to conduct its business in each jurisdiction in which its business is conducted, except those jurisdictions other than where such Person is incorporated or formed where failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

5.2.                            Authorization and Validity.  Each of the Company and each Subsidiary has the corporate, partnership or limited liability company power and corporate, partnership or limited liability company authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each of the Company and each Subsidiary of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by corporate, partnership or limited liability company proceedings, and the Loan Documents to which the Company and each Subsidiary is a party constitute legal, valid and binding obligations of the Company or such Subsidiary, as applicable, enforceable against the Company or such Subsidiary in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles.

5.3.                            No Conflict; Government Consent.  Neither the execution and delivery by the Company or any Subsidiary of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii)

the provisions of any Material Indebtedness Agreement or any other agreement where aggregate amounts payable thereunder exceed $1,000,000 to which the Company or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, other than the Liens in favor of the Administrative Agent and the Lenders pursuant to this Agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any Subsidiary (except for the filing of financing statements under the UCC and filings in connection with the IP Security Documents), is required to be obtained by the Company or any Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Company of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.                            Financial Statements.  The December 31, 2012 audited consolidated financial statements of the Company and its Subsidiaries, and their unaudited financial statements dated as of June 30, 2013, heretofore delivered to the Lenders, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company at such date and the consolidated results of their operations for the period then ended, except, in the case of internally-prepared unaudited financial statements, for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material.

5.5.                            Material Adverse Change.  Since December 31, 2012, there has been no change in the business, Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole which would reasonably be expected to have a Material Adverse Effect.

5.6.                            Taxes.  Except as set forth on Schedule 5.6, the Company and its Subsidiaries have filed all material U.S. federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid in all material respects all U.S. federal and state income Taxes and all other material Taxes due from the Company and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien not permitted hereunder exists.

5.7.                            Litigation and Contingent Obligations.  Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their Authorized Officers, threatened in writing against or affecting the Company or any of its Subsidiaries which would reasonably be expected to have in the aggregate a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

5.8.                            Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, and, upon the delivery of any Subsidiary Borrower Joinder pursuant to Section 6.24, the date of such joinder, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.                            ERISA.  With respect to each Plan, the Company and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA.  Neither the Company nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in material liability to the Company or any ERISA Affiliate in excess of $1,000,000.

5.10.                     Accuracy of Information.  No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when taken as a whole, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.                     Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.                     Material Agreements.  Neither the Company nor any Subsidiary thereof is a party to any agreement or instrument or subject to any charter or other corporate, partnership or limited liability company restriction which would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any Material Indebtedness Agreement.

5.13.                     Compliance With Laws.  Except as set forth on Schedule 5.13, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14.                     Ownership of Properties.  The Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the most recent consolidated and/or combined financial statements provided to the Administrative Agent by the Company as owned by the Company and its Subsidiaries other than as may have been disposed of in a manner permitted by Section 6.12(a).

5.15.                     Plan Assets; Prohibited Transactions.  The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.                     Environmental Matters.  In the ordinary course of its business, consistent with sound business practice in the Company’s industry for companies similarly situated, the appropriate officers and employees of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, the Company has concluded its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws, and that none of the Company or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate would reasonably be expected to result in a material liability.  None of the Company or any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action would reasonably be expected to result in material liability.

5.17.                     Investment Company Act.  None of the Company or any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.                     Insurance.  The Company and each Subsidiary maintain, with financially sound and reputable insurance companies, insurance on all their Property of a type customarily covered by insurance (including, without limitation, liability insurance), in each case in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are consistent with sound business practice in the Company’s industry for companies similarly situated.

5.19.                     Subordinated Indebtedness.  The Secured Obligations constitute senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness, if any.

5.20.                     Solvency.

(a)                                 Immediately after the consummation of the transactions to occur on the date hereof (including the making of Credit Extensions on the date hereof and giving effect to the application of the proceeds of such Credit Extensions, including the consummation of the Project Freeze Acquisition), the Company and its Subsidiaries, on a consolidated basis, will be Solvent.

(b)                                 The Company does not intend to, or to permit any of its Subsidiaries to, and it does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.21.                     No Default.  No Default or Event of Default has occurred and is continuing.

5.22.                     Security Interests in Collateral.  The provisions of the Security Agreement and the other Loan Documents which grant security interests in favor of the Administrative Agent for the benefit of itself and the Lenders create legal and valid Liens on all the Collateral in favor of the Administrative Agent for the benefit of itself and the Lenders, and such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (i) Liens permitted to be senior pursuant to Section 6.15, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (ii) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (iii) Liens for which perfection is other than pursuant to financing statements under the UCC to the extent filing under other applicable laws has not been made.

5.23.                     Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b)  to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No borrowing or letter of credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VI

COVENANTS

Until the Obligations are paid in full (other than contingent indemnification obligations and obligations described in clause (iii) of the definition of Obligations) and the Commitments to lend hereunder have been terminated, unless the Required Lenders shall otherwise consent in writing:

6.1.                            Financial Reporting.  The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a)                                 Commencing with the fiscal year ending December 31, 2013, within ninety (90) days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by Moss Adams LLP or such other independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and statements of cash flows, accompanied by any final management letter prepared by said accountants.

(b)                                 Within forty-five (45) days after the close of the first three fiscal quarters of each fiscal year, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) on a consolidated and consolidating basis for the Company and its Subsidiaries, unaudited balance sheets as at the close of each such period and related profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.23) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified on behalf of the Company by an Authorized Officer.

(c)                                  As soon as available, but in any event within thirty (30) days before the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company and its Subsidiaries for such fiscal year, broken down by fiscal quarter.

(d)                                 Together with the financial statements required under Sections 6.1(a) and 45 days following the end of any fiscal quarter required under Section 6.1(b), (i) a compliance certificate in substantially the form of Exhibit B signed on behalf of the Company by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof, (ii) sufficient detail for independent calculation of the financial covenants set forth in Section 6.23, and (iii) a written statement of Company’s management setting forth a discussion of Company’s financial condition, changes in financial condition and results of operations.

(e)                                  Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports and proxy statements (if any) which the Company or any Subsidiary files with the U.S. Securities and Exchange Commission.

(f)                                   Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.

(g)                                  Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Company has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative

Agent and the Lenders without charge; provided that the Company shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders).  Notwithstanding the foregoing, the Company shall deliver paper copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Company with a government body on an earlier date, and is so filed on an earlier date, then the information required hereunder shall be furnished to the Lenders at or promptly following (and in any event, within two (2) Business Days of such filing) such earlier date so filed.

6.2.                            Use of Proceeds.  The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to consummate the Project Freeze Acquisition and for working capital, Capital Expenditures and other lawful corporate purposes (including repurchases of equities issued by the Company or any Subsidiary thereof to the extent otherwise permitted hereunder), and to refinance Indebtedness existing on the Effective Date. Neither the Company will, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in contravention of Regulation U or any other applicable law, rule or regulation.  No Borrower will request any Advance or Facility LC, and no Borrower shall use or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Advance or Facility LC (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3.                            Notice of Material Events.  The Company will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent:

(a)                                 promptly, and in any event within one (1) Business Day after an Authorized Officer of the Company obtains knowledge thereof, of the occurrence of any Default or Event of Default; and

(b)                                 promptly, and in any event within three (3) Business Days after an Authorized Officer of the Company obtains knowledge thereof, of the occurrence of:

(i)                                     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Company or any Subsidiary thereof that, if adversely determined, would reasonably be expected to result in liabilities, obligations or damages to Company or any Subsidiary thereof in excess of $1,000,000 or which seeks to prevent, enjoin or delay the making of any Credit Extensions;

(ii)                                  with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(iii)                               the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability in excess of $1,000,000;

(iv)                              any material change in accounting policies of, or financial reporting practices by, the Company or any Subsidiary; and

(v)                                 any other development, financial or otherwise, which an Authorized Officer of Company reasonably expects to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an officer of the Company setting forth a reasonably detailed summary of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.                            Conduct of Business.  The Company will, and, except as permitted by the last paragraph of this section, will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and reasonable extensions thereof, and any fields of enterprise reasonably related thereto, and (b) do all things necessary to (i) remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, unless, with respect to Subsidiaries only, such Subsidiary has no material assets and is not a Guarantor, in which case the Company may wind up the affairs of such Subsidiary and dissolve such Subsidiary (provided all of such Subsidiary’s assets are being transferred to the Company or another Subsidiary), and (ii) maintain all requisite corporate, partnership or limited liability company authority to conduct its business in each jurisdiction in which its business is conducted, solely with respect to this clause (ii), except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

6.5.                            Taxes.  The Company will, and will cause each Subsidiary to, timely file complete and correct (in all material respects) U.S. federal and applicable foreign, state and local tax returns required by law except, in the case of foreign, state and local returns, reports and statements, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.6.                            Insurance.  The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property of a type customarily covered by insurance (including, without limitation, liability insurance), in each case in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are consistent with sound business practice in the Company’s industry for companies similarly situated, and the Company will furnish to the Administrative Agent upon request reasonably detailed information as to the insurance carried.  The Administrative Agent shall be named as lender loss payee and/or additional insured, as applicable, with respect to any such insurance providing coverage in respect of any Collateral, and the Company shall use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give or endeavor to give the Administrative Agent ten (10) days prior written notice before any such policy or policies shall be cancelled for failure to make any payment with respect to such policies, and thirty (30) days prior written notice before any such policy or policies shall be canceled for any other reason.  The Company shall notify the Administrative Agent in writing, promptly after any Authorized Officer’s awareness thereof, if (i) any such policy or policies shall be materially altered in a manner adverse to the Administrative Agent and/or the Lenders or (ii) the amount of coverage thereunder shall be materially reduced.

6.7.                            Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) perform in all material respects its obligations under material agreements to which it is a party.

6.8.                            Maintenance of Properties.  The Company will, and will cause each Subsidiary to, use commercially reasonable efforts to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear and casualty loss excepted and make all reasonably necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.                            Books and Records; Inspection.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account sufficient to enable it to prepare financial statements in accordance with GAAP in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities as required by GAAP.  The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, during normal business hours, at the Company’s expense, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their Authorized Officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate upon reasonable prior written notice to the Company; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year at the Company’s expense; provided further that if no Event of Default exists, the Administrative Agent shall give prior reasonable notice of any such inspection.

6.10.                     Indebtedness.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                                 The Loans and the Reimbursement Obligations.

(b)                                 Indebtedness arising under Financial Contracts permitted by Section 6.21.

(c)                                  Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capitalized Leases), in an aggregate principal amount at any time outstanding not greater than $3,000,000.

(d)                                 Subordinated Indebtedness or other unsecured Indebtedness which is subordinated to the Obligations and which is otherwise on terms and conditions (including as to amount and subordination terms) reasonably satisfactory to the Administrative Agent; provided, however, that no more than $5,000,000 of Subordinated Indebtedness in the aggregate shall be outstanding at any time.

(e)                                  Intercompany Indebtedness arising from loans made (i) by the Company to any of its Domestic Subsidiaries which are Loan Parties, (ii) by the Company to any of its Foreign Subsidiaries, in an aggregate principal amount at any time outstanding, when taken together with Investments permitted under Section 6.13(b)(ii), not greater than $250,000, (iii) by the Company to any of its Domestic Subsidiaries which are not Loan Parties, in an aggregate principal amount at any time outstanding, when taken together with Investments permitted under Section 6.13(b)(iii), not greater than $250,000, (iv) from any of the Company’s Subsidiaries to the Company, so long as such Indebtedness is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent, (v) from any Loan Party to any other Loan Party, or (v) from any Subsidiary of the Company that is not a Loan Party to any other Subsidiary of the Company that is not a Loan Party.

(f)                                   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished reasonably promptly.

(g)                                  Indebtedness in respect of bid, performance or surety appeal or similar bonds and completion guarantees incurred in the ordinary course of business, in an aggregate principal amount at any time outstanding not greater than $1,000,000.

(h)                                 Indebtedness incurred in the ordinary course of business to finance insurance premiums.

(i)                                     Unsecured contingent liabilities arising with respect to customary indemnification provisions or deferred purchase price adjustments in connection with any transaction permitted under this Agreement or consented to by the Administrative Agent.

(j)                                    Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business that are promptly repaid.

(k)                                 Indebtedness in respect of (i) any earnout or other deferred payment obligations in connection with any Permitted Acquisition up to $8,000,000 in the aggregate (with such amount reducing availability under Section 6.14) and (ii) any earnout or other deferred payment to which the Administrative Agent has consented in connection with any other Acquisition not made in reliance upon Section 6.14 but otherwise consented to by the Required Lenders.

(l)                                     Indebtedness arising under the Existing Term Loan Transactions in an aggregate principal amount not to exceed $6,500,000 at any time outstanding.

(m)                             Other Indebtedness, provided that the aggregate principal amount of such other Indebtedness does not exceed $3,000,000 at any time outstanding.

6.11.                     Merger.  The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (a) a Subsidiary may merge, consolidate, liquidate or dissolve into the Company or a Guarantor (with the Company or a Guarantor being the survivor thereof, and with the Company being the survivor of any merger with any Guarantor or Subsidiary), (b) a non-Guarantor Subsidiary may merge, consolidate, liquidate or dissolve into another non-Guarantor Subsidiary, and (c) the Company or any Subsidiary may merge or consolidate with or into any Person other than the Company or a Subsidiary in order to effect a Permitted Acquisition (with the Company or such Subsidiary which is a Loan Party being the survivor thereof).

6.12.                     Sale of Assets.  The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (other than issuances of Equity Interests by or capital contributions to the Company or its Subsidiaries, so long as such dispositions are not otherwise restricted by this Agreement) to any other Person, except, and subject at all times to Section 2.7, as follows:

(a)                                 Sales of products and inventory, or disposal of licensed inventory as required under the provisions of the applicable license, in each case in the ordinary course of business.

(b)                                 Sales and dispositions of obsolete, worn-out or surplus property by the Company or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable good faith judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties taken as a whole.

(c)                                  The sale of equipment to the extent that such equipment (i) has a value not exceeding $100,000 in any single transaction and no more than $500,000 in the aggregate in any fiscal year, (ii) is exchanged for credit against the purchase price of other equipment or fixed assets, or (iii) the Net Proceeds of such sale are applied within the time period specified in Section 2.7(c) to the purchase price of replacement equipment or fixed assets.

(d)                                 Leases, sales or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries, in each case to the extent the Net Proceeds of such disposition or sale are applied within the time period specified in Section 2.7(c).

(e)                                  Any sale, transfer, conveyance, assignment or disposition solely to effectuate a merger or consolidation permitted pursuant to Section 6.11.

(f)                                   Forgiveness of accounts receivable, up to a maximum amount of $200,000 in any fiscal year of the Company, in connection with the collection thereof in the ordinary course of business.

(g)                                  The sale of accounts in connection with the collection thereof.

(h)                                 Any sale of assets, products, inventory and equipment from one Loan Party to another Loan Party.

6.13.                     Investments.  The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, except:

(a)                                 Cash and Cash Equivalent Investments.

(b)                                 Investments (i) by the Company in any of its Domestic Subsidiaries which are Loan Parties, (ii) by the Company in any of its Foreign Subsidiaries, in an aggregate principal amount at any time outstanding, when taken together with Indebtedness permitted under Section 6.10(e)(ii), not greater than $250,000, (iii) by the Company in any of its Domestic Subsidiaries which are not Loan Parties, in an aggregate principal amount at any time outstanding, when taken together with Indebtedness permitted under Section 6.10(e)(iii), not greater than $250,000, (iv) by any of the Company’s Subsidiaries in the Company, so long as any such Investment that is comprised of Indebtedness is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent, which satisfaction shall not be unreasonably withheld, (v) by any Loan Party to any other Loan Party, or (vi) by any Subsidiary of the Company that is not a Loan Party to any other Subsidiary of the Company that is not a Loan Party.

(c)                                  Investments constituting Permitted Acquisitions permitted under Section 6.14, or other Acquisitions to which the Administrative Agent has consented.

(d)                                 Travel, relocation and expense advances to management and prospective management personnel and employees in the ordinary course of business.

(e)                                  Loans to officers and employees in an aggregate principal amount not to exceed $300,000 at any time outstanding.

(f)                                   Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such account debtor.

(g)                                  Payments of any working capital adjustments, earnout payments and similar payments (A) in connection with Permitted Acquisitions up to $8,000,000 in the aggregate (with such amount reducing availability under Section 6.14) or (B) to which the Administrative Agent has consented in connection with other Acquisitions not made in reliance upon Section 6.14 but otherwise consented to by the Required Lenders.

(h)                                 Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers.

(i)                                     Deposits, prepayments and other credits to suppliers and service providers made in the ordinary course of business, and customary trade arrangements with customers and accounts receivable of the Company and its Subsidiaries created or acquired in the ordinary course of business.

(j)                                    Other Investments, provided that the aggregate principal amount of such other Investments does not exceed $1,000,000 at any time outstanding.

6.14.                     Acquisitions.  The Company will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition funded solely with the Net Proceeds of a substantially contemporaneous issuance of equity, or other Permitted Acquisitions for total consideration not to exceed $55,000,000 (with the understanding that $45,000,000 of such amount shall be used for the Project Freeze Acquisition) during the term of this Agreement.

6.15.                     Liens.  The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(a)                                 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)                                 Liens imposed by law or under leases, such as carriers’, landlords’, bailees’, warehousemen’s, suppliers’, materialmen’s, repairmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP.

(c)                                  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, or in connection with surety bonds, bids, performance bonds and similar obligations.

(d)                                 Easements, rights of way, minor defects or irregularities of title, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(e)                                  Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Company or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution (other than for funds held in accounts that are subject to Liens in favor of the Lenders in connection with this Agreement).

(f)                                   Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such Acquisition.

(g)                                  Liens securing Indebtedness described in Section 6.10(c), provided that each such Lien is limited to the fixed assets (including under a Capitalized Lease) so acquired and the proceeds of any disposition thereof and does not secure Indebtedness other than in respect of related Capitalized Lease Obligations or the purchase price obligations in respect of such property.

(h)                                 Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(i)                                     Deposits in connection with leases or other contracts not exceeding $500,000 in the aggregate at any time outstanding.

(j)                                    Attachments, appeal bonds, judgments and other similar Liens, for sums arising in connection with court proceedings in an amount individually or in the aggregate in excess of $1,000,000 (or the equivalent thereof in currencies other than Dollars); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(k)                                 Priority or preference rights held by a licensor with respect to licensed materials as set forth in license agreements entered into in the ordinary course of business.

(l)                                     Purported Liens evidenced by filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business

(m)                             Liens securing Indebtedness arising under the Existing Term Loan Transactions to the extent such Indebtedness is permitted under Section 6.10(l) hereof; provided,

however, that only those assets securing such Indebtedness on the Effective Date, together with all proceeds thereof, shall be permitted to secure such Indebtedness; provided, further, that the Company shall cause any such assets which no longer secure such Indebtedness subsequent to the Effective Date (including, without limitation, all real property securing such Indebtedness) to secure the Obligations.

(n)                                 Other Liens securing Indebtedness (other than Indebtedness for borrowed money), provided that the aggregate amount of Indebtedness secured by Liens described in this clause (m) at any time does not exceed $1,000,000 at any time outstanding.

6.16.                     Affiliates.  Except as set forth on Schedule 6.16, the Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than between the Company and wholly owned Subsidiaries that are Loan Parties or among wholly owned Subsidiaries that are Loan Parties) except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

6.17.                     Subordinated Indebtedness.  The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

6.18.                     TGI Friday’s License Agreement. The Company shall cause the TGI Friday’s License Agreement to be renewed, restated or extended prior to December 31, 2013, and to thereafter remain in full force and effect during the term of this Agreement and for at least 30 days beyond the Facility Termination Date.

6.19.                     Sale of Accounts.  Except as set forth in Section 6.12(f) and (g), the Company will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.20.                     Sale and Leaseback Transactions.  The Company will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction.

6.21.                     Financial Contracts.  The Company will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Financial Contracts entered into in the ordinary course of business; provided, that such agreements are not entered into for purposes of speculation.

6.22.                     Restricted Payments.  The Company will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Subsidiary; (ii) the Company or any Subsidiary may declare and pay dividends other than cash dividends on its capital stock, provided that no Default or Event of Default shall exist immediately before or immediately after giving effect to such dividends or be created as a result thereof; (iii) the Company and its Subsidiaries may repurchase their respective Equity Interests from their respective employees, management personnel and directors so long as no Event of Default is then outstanding or would result therefrom (after giving pro forma effect thereto), and so long as the aggregate amount paid therefor in any calendar year does not exceed $250,000 in the aggregate; (iv) the deemed repurchase of Equity Interests upon cashless exercise of options or warrants shall be permitted; (v) the Company may pay cash dividends to holders of its Equity Interests or repurchase their respective Equity Interests so long as no Default or Event of Default exists immediately before or immediately after giving effect to such dividend or repurchase and the Company and its Subsidiaries are in pro forma compliance with Section 6.23(a); and (vii) the Company and its Subsidiaries may pay any working capital adjustments, earnout payments and similar payments (A) in connection with Permitted Acquisitions up to $8,000,000 in the aggregate (with such amount reducing availability under Section 6.14) or (B) to which the Administrative Agent has consented in connection with other Acquisitions not made in reliance upon Section 6.14 but otherwise consented to by the Required Lenders; provided that both before and after giving effect to any such payment (A) no Default or Event of Default then exists or would result therefrom; and (B) the Company is in pro forma compliance with Section 6.23(a) and (b) after giving effect to such payment.  Notwithstanding the foregoing or anything to the contrary set forth herein, neither the Company nor any Subsidiary shall be permitted to pay any management fee or similar fee to any holder of its Equity Interests, any Affiliate thereof, or any other Person.

6.23.       Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  Beginning with the fiscal quarter ending on or about December 31, 2013, the Company will not permit the ratio (the “Fixed Charge Coverage Ratio”) of (i) Consolidated EBITDA plus Consolidated Rentals minus Restricted Payments paid in cash minus local, state and federal taxes paid in cash minus 50% of depreciation for the Company and its Subsidiaries for such period (as set forth in the financials delivered to the Administrative Agent for such period) to (ii) the amount of principal paid (or due to be paid if not paid on or before the original due date) by Borrowers during such period with respect to long term Indebtedness (including Capitalized Leases), excluding payments that were due and counted as of their original due date plus cash Consolidated Interest Expense (including, without limitation, implicit interest expense on Capital Leases) plus Consolidated Rentals, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 1.20 to 1.00 for the four-fiscal quarter period then ended.

(b)           Leverage Ratio.  The Company will not permit the Leverage Ratio determined as of the end of each of its fiscal quarters occurring during any period set forth below, to be greater than the ratio set forth below opposite such period:

Period (for quarters ending on or about the dates references below)	Leverage Ratio
December 31, 2013	3.50 to 1.00
March 31, 2014	3.50 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014	3.50 to 1.00
December 31, 2014 and each quarter thereafter	3.25 to 1.00

6.24.       Further Assurances.

(a)           If the Company or any Subsidiary Borrower organizes or acquires a new Domestic Subsidiary that is a Wholly-Owned Subsidiary, or a Domestic Subsidiary otherwise qualifies as a Wholly-Owned Subsidiary, the Company, on the date such Subsidiary is organized, acquired or otherwise qualifies, shall cause such Subsidiary to become a Borrower hereunder by executing and delivering to the Administrative Agent a joinder hereto substantially in the form of Exhibit I hereto.  Together therewith, the Company shall cause the delivery of the following, all of which shall be in form and substance acceptable to the Administrative Agent: (i) joinders to each of the Guaranty and Security Agreement; (ii) certified organizational documents, resolutions and incumbency certifications; (iii) UCC, tax and judgment lien searches naming such Subsidiary as debtor from all applicable jurisdictions; (iv) an opinion of counsel covering those matters included in the opinion letter delivered on behalf of the Company on the Effective Date; (v) to the extent such Subsidiary owns real property, all applicable Mortgages and related appraisals, surveys, title work, and flood insurance as may be reasonably requested by the Administrative Agent; and (vi) such other agreements, documents and instruments as may be reasonably requested by the Administrative Agent to give further effect hereto and to cause such Subsidiary to become a Borrower and a Guarantor.

(b)           In addition to the foregoing, the Company shall, and shall cause each other Loan Party to execute and deliver such documents, agreements and instruments (including, without limitation, Control Agreements, landlord waivers, bailee agreements, and IP Security Documents), and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, and other similar documents and such other actions or deliveries of the type required by Article IV, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties; provided that the foregoing obligations shall be limited to using commercially reasonable efforts with respect to obtaining landlord waivers and bailee agreements.

(c)           Each Loan Party will, within thirty (30) days after the Effective Date, or with respect to any account opened subsequent to the Effective Date, within thirty (30) days after opening such account (or, in each case, such later date as may be approved by the Administrative Agent in its reasonable discretion), cause each bank or other financial institution at which it maintains any deposit account or any securities account other than (i) any account used for payroll, taxes, fiduciary and trust purposes, and employee benefits, including, without limitation, the escrow account described in Section 2.11 of the Project Freeze Purchase Agreement, or (ii) zero balance accounts, pension accounts and 401(k) accounts, to enter into a Control Agreement with the Administrative Agent with respect to such account, in form and substance reasonably satisfactory to the Administrative Agent in order to give the Administrative Agent control of such account; provided, however, that to the extent any such account has an average daily balance of $50,000 or less, no Control Agreement shall be required to be obtained; provided, further, that to the extent the average daily balances in all accounts that would otherwise be required to be subject to Control Agreements but for their balances exceed $200,000 in the aggregate, such accounts shall be required to become subject to Control Agreements pursuant to the requirements of this Section 6.24(c).

6.25.       Anti-Corruption and Sanctions.  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.26.       Post-Closing Covenant.  Within sixty (60) days after the Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Company shall cause the delivery to the Administrative Agent, all in form and substance reasonable acceptable to the Administrative Agent, of Mortgages, related Collateral Documents, and other related real estate documents (such as, but not limited to, surveys, title work, flood certifications, flood insurance and related forms, environmental reports and opinions of counsel, in each case if requested by the Administrative Agent) in respect of the following properties: (i) Bluffton plant in Bluffton, Indiana; (ii) Goodyear plant in Goodyear, Arizona; (iii) Rader Farms property in Lynden, Washington; (iv) Fresh Frozen cold storage facility in Jefferson, Georgia; and (v) if requested by the Administrative Agent, Fresh Frozen plant in Thomasville, Georgia.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1.         Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Lenders or the Administrative Agent under or pursuant to this Agreement, any Credit Extension, or any certificate delivered pursuant to this Agreement or any other Loan Document shall be incorrect, false or misleading in any material respect on the date made or confirmed.

7.2.         Nonpayment by any Loan Party of (i) principal of any Loan when due or any Reimbursement Obligation when due, (ii) interest upon any Loan or of any commitment fee, LC Fee or administration fee within five (5) Business Days after the same becomes due pursuant to the terms of any Loan Document, or (iii) any other monetary obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3.         The breach by the Company or any Subsidiary, as applicable, of any of the terms or provisions of: Section 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25 or 6.26.

7.4.         The breach by the Company or any Subsidiary (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (i) an Authorized Officer of the Company becoming aware of any such breach and (ii) the Administrative Agent notifying the Company of any such breach.

7.5.         Failure of the Company or any Subsidiary to pay when due (and beyond the applicable grace period with respect thereto, if any) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness; or the default by the Company or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, all or any portion such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or all or any portion of any Material Indebtedness or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.         The Company or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.         Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8.         Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and the Subsidiaries which, when taken together with all other Property of the Company and the Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.         The Company or any Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment.

7.10.       (a) With respect to a Plan, the Company or any ERISA Affiliate is subject to a lien in excess of $1,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability in excess of $1,000,000 to the Company or any ERISA Affiliate.

7.11.       Nonpayment by a Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by such Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto, which nonpayment or breach is not remedied within five (5) Business Days after the earlier of (i) an Authorized Officer of the Company becoming aware of any such nonpayment or breach and (ii) the Administrative Agent notifying the Company of any such nonpayment or breach.

7.12.       Any Change in Control shall occur.

7.13.  The occurrence of any “Event of Default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which breach continues beyond any period of grace therein provided or, if no period of grace is provided for therein, which is not remedied within thirty (30) days after the earlier of (i) an Authorized Officer of the Company becoming aware of any such breach and (ii) the Administrative Agent notifying the Company of any such breach.

7.14.  Any Loan Document shall fail to remain in full force or effect (other than as a result of any action or inaction of the Administrative Agent) or termination thereof in accordance with the terms of the Loan Documents) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty (excluding the release of any Guaranty in accordance with the terms of the Loan Documents), or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.15.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or the terms hereof, or any Collateral Document shall fail to remain in full force and effect (other than as a result of any action or inaction of the Administrative Agent) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.         Acceleration; Remedies.

(a)           If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Company, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties (other than the Administrative Agent and the Lenders pursuant to the Loan Documents and customary rights and claims of the application depositary bank) and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”).  If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives, and (b) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)           If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)           The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, so long as an Event of Default then exists, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.

(d)           At any time while any Event of Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been paid in full in cash and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Company or paid to whomever may be legally entitled thereto at such time.

(e)           Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2.         Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)           Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and commitment fees) payable to the Administrative Agent, the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the Administrative Agent, Lenders and the LC Issuer as required by Section 9.6 and amounts payable under Article III);

(c)           Third, to payment of accrued and unpaid LC Fees, commitment fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)           Fourth, to payment of all Secured Obligations ratably among the Lenders;

(e)           Fifth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any; and

(f)            Last, the balance, if any, to the Borrowers or as otherwise required by law.

8.3.         Amendments.  Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the

Lenders or the Borrowers hereunder or waiving any Default or Event of Default hereunder or forbearing from the exercise of remedies; provided, however, that no such supplemental agreement shall:

(a)           without the consent of each Lender directly affected thereby, extend the final maturity of any Loan; or, subject to Section 2.18(a), extend the expiry date of any Facility LC to a date after the Facility Termination Date; or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto; or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto except as otherwise provided in Section 2.11; or increase the amount of the Commitment of such Lender hereunder.

(b)           without the consent of all of the Lenders, change the definition of Required Lenders.

(c)           without the consent of all of the Lenders, amend Section 8.2 or this Section 8.3.

(d)           without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Obligations or, except as otherwise provided in Section 10.16, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.  The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower and the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

8.4.         Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.         Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.         Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.         Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.         Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.

9.5.         Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.         Expenses; Indemnification.

(a)           The Borrowers jointly and severally agree that they shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, or the Arranger, including, without limitation, filing and recording costs and fees, reasonable travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, and the Arranger, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment and modification of the Loan Documents.  The Borrowers also jointly and severally agree to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any costs and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger, the LC Issuer and the Lenders incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrowers under this Section include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the relevant Collateral Documents, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and the reasonable costs and expenses incurred in connection with the Reports described in the following sentence.  Each Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrowers’ assets for internal use by U.S. Bank from information furnished to it by or on behalf of any Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)           Each Borrower hereby further agrees, jointly and severally, to indemnify and hold harmless the Administrative Agent, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel)) whether or not the Administrative Agent, any Lender or any affiliate is a party thereto, which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Company or any Subsidiary, any environmental liability related in any way to the Company or any Subsidiary, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Subsidiary thereof, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or breach of this Agreement by the party seeking indemnification, including, without limitation, reasonable attorneys’ fees and settlement costs.  The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

9.7.         Numbers of Documents.  Upon request of the Administrative Agent, all statements, notices, closing documents (other than the Notes), and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.         Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Company, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders, and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders not to be unreasonably withheld), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

9.9.                            Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.                     Nonliability of Lenders.  The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Each Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct by the party from which recovery is sought or breach by such party of this Agreement or any other Loan Document.  No party to this Agreement shall have any liability to any other party to this Agreement with respect to, and each party to this Agreement hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  It is agreed that neither Arranger shall, in its capacity as such, have duties or responsibilities under the Agreement or any other Loan Document.  Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11.                     Confidentiality.  The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from any Borrower or any of its Affiliates in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) to regulatory officials purporting to have jurisdiction, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) on a confidential basis, to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (viii)  to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this section or (2) becomes available to the Administrative Agent, the LC Issuer, the Swing Line Lender or any other Lender on a non-confidential basis from a source other than a Borrower; in each case of clauses (i), (ii), and (v) through (viii), provided the relevant Persons are advised of and instructed to adhere to such confidentiality requirements; and in each case of clauses (iii) through (v), provided that the Administrative Agent or Lender, as applicable, provides any affected Borrower with reasonable advance notice before disclosure of such Borrower’s confidential information (so long as such advance notice is permitted by applicable law or regulation), reasonably assists such Borrower (at such borrower’s expenses) in any efforts to prevent disclosure of such Borrower’s confidential information, and discloses only the minimal amount of such Borrower’s confidential information as is necessary to comply with the request for confidential information made pursuant to clauses (iii) through (v).  Without limiting Section 9.4, each Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

9.12.                     Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.                     Disclosure.  Each Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates.

9.14.                     USA PATRIOT ACT NOTIFICATION.  The following notification is provided to each Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

9.15.                     Waiver of Each Borrower’s Rights Under Farm Credit Act.  Each Borrower, having been represented by legal counsel in connection with this Credit Agreement and, in particular, in connection with the waiver contained in this Section 9.15, does hereby voluntarily and knowingly waive, relinquish and agree not to assert at any time, any and all rights that such Borrower may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R. Section 617.000 through 617.7630, including those provisions which afford such Borrower certain rights, and/or impose on any lender to Borrower certain duties, with respect to the collection of any amounts, or which require the Administrative Agent or any Lender to disclose to Administrative Agent and the Lenders to Borrower the nature of any such rights or duties.  This waiver is given by each Borrower pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to include the Administrative Agent and the Lenders to fund and extend to such Borrower the credit facilities described herein and to induced those Lenders which are Farm Credit System Institutions to agree to provide such credit facilities commensurate with their Commitments as they may exist from time to time.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.                     Appointment; Nature of Relationship.  U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the UCC and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.                     Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.                     General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.                     No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any Borrower’s or any guarantor’s respective Subsidiaries.

10.5.                     Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the

Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.                     Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.                     Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.                     Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d)

shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                     Notice of Event of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10.              Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any Subsidiary in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.              Lender Credit Decision, Legal Representation.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or the Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b)                                 Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12.              Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint on behalf of the Company and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) Business Days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Company and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Company or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.              Administrative Agent and Arranger Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent and U.S. Bank National Association, in its capacity as Arranger, for their respective accounts, the fees agreed to by the Company, the Administrative Agent and U.S. Bank National Association, as Arranger, pursuant to that certain letter agreement dated as of November 8, 2013 between U.S. Bank National Association and the Company (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof, the “U.S. Bank Fee Letter” or the “Fee Letter”), or as otherwise agreed from time to time.

10.14.              Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.              Execution of Collateral Documents.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.16.              Collateral Releases.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing.

10.17.              No Advisory or Fiduciary Responsibility; Syndication Agent, Documentation Agent, etc.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and each understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.  None of the Lenders identified in this Agreement as an Arranger, a Syndication Agent, a Documentation Agent or a co-agent (if any) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or as otherwise expressly stated herein.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.                     Setoff.  Each Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of such Borrower with such Lender or any Affiliate of such Lender (the “Deposits”).  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, each Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.                     Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.                     Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments by any Lender creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.                     Participations.

(a)                                 Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)                                 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3.

(c)                                  Benefit of Certain Provisions.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the express prior written consent of the Company thereto and to such right to greater payment, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3.                     Assignments.

(a)                                 Permitted Assignments.  Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)                                 Consents.  The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if an Event of Default has occurred and is continuing; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  The consent of each of the LC Issuer and the Swing Line Lender shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Commitment.  Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)                                  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by any Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America, a copy of each assignment and assumption agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES; BORROWERS’ REPRESENTATIVE

13.1.                     Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Company or any other Borrower, to Inventure Foods, Inc., 5415 East High Street, Suite 350, Phoenix, AZ 85054 Attn: Steve Weinberger, with a copy to Osborn Maledon, PA, 2929 North Central Avenue, 21st Floor, Phoenix, AZ 85012-2793 Attn: Chris Stachowiak;

(ii)                                  if to the Administrative Agent, to it at U.S. Bank National Association, 1420 Fifth Avenue, 9th Floor, Seattle, Washington 98101, Attention:  Agency Services, Facsimile:  206-587-7022;

(iii)                               if to the LC Issuer, to it at U.S. Bank National Association, 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention:  Standby Letter of Credit Department, Facsimile:  612-303-5226;

(iv)                              if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Each Borrower agrees that any notice delivered to the Company shall be deemed to have been delivered to all of the Borrowers.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to reasonable procedures approved by the Administrative Agent or as otherwise reasonably determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

13.2.                     Borrowers’ Representative.  Each Borrower hereby appoints the Company as its representative and to act hereunder as agent on its behalf, and the Company hereby accepts such appointment.  Such appointment shall include, without limitation, requesting extension of credit (including continuations and conversions thereof), delivering certificates and notices, giving instructions with respect to the disbursement of the proceeds of extensions of credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Company as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Company shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1.               Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.                     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.                     CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ARIZONA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.                     CONSENT TO JURISDICTION.  EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN MARICOPA COUNTY, ARIZONA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL

CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MARICOPA COUNTY, ARIZONA.

15.3.                     WAIVER OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

INVENTURE FOODS, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

LA COMETA PROPERTIES, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

POORE BROTHERS — BLUFFTON, LLC

By:
Name: Steve Weinberger
Title: Chief Financial Officer

TEJAS PB DISTRIBUTING, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

BOULDER NATURAL FOODS, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

BN FOODS, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

Signature Page to Inventure Foods, Inc.

Credit Agreement

RADER FARMS, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

WILLAMETTE VALLEY FRUIT COMPANY

By:
Name: Steve Weinberger
Title: Chief Financial Officer

FFF ACQUISITION SUB, INC.

By:
Name: Steve Weinberger
Title: Chief Financial Officer

Signature Page to Inventure Foods, Inc.

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative Agent

By:
Name:
Title:

Signature Page to Inventure Foods, Inc.

Credit Agreement

FARM CREDIT BANK OF TEXAS,
as a Lender

By:
Name:
Title:

Signature Page to Inventure Foods, Inc.

Credit Agreement

AGFIRST FARM CREDIT BANK,
as a Lender

By:
Name:
Title:

Signature Page to Inventure Foods, Inc.

Credit Agreement

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Rate	1.375%	1.50%	1.625%	1.875%	2.00%	2.25%
Base Rate	0.375%	0.50%	0.625%	0.875%	1.00%	1.25%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Commitment Fee	0.15%	0.175%	0.20%	0.225%	0.25%	0.30%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.25 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 2.75 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than or equal to 3.25 to 1.00.

“Level VI Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Status shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change). If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until three (3) Business Days after such Financials are so delivered.  Level V Status shall be in effect as of the Effective Date, and shall continue through a date that is three (3) Business Days after the Financials for the fiscal quarter ending on or about September 30, 2013 have been delivered.

SCHEDULE 1

Commitments

Lender	Revolving Commitment	Term Loan Commitment	Total Commitment
U.S. BANK NATIONAL ASSOCIATION	$16,666,666.66	$33,333,333.34	$50,000,000.00
FARM CREDIT BANK OF TEXAS	$6,666,666.67	$13,333,333.33	$20,000,000.00
AGFIRST FARM CREDIT BANK	$6,666,666.67	$13,333,333.33	$20,000,000.00
TOTAL COMMITMENTS	$30,000,000.00	$60,000,000.00	$90,000,000.00